Intermediate Bond Fund of America 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$75,107
Class B	$1,173
Class C	$2,857
Class F1	$6,175
Class F2	$3,159
Total	$88,471
Class 529-A	$3,286
Class 529-B	$149
Class 529-C	$683
Class 529-E	$142
Class 529-F1	$701
Class R-1	$114
Class R-2	$1,265
Class R-3	$1,639
Class R-4	$1,355
Class R-5	$532
Class R-6	$4,270
Total	$14,136

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1557
Class B	$0.1049
Class C	$0.1020
Class F1	$0.1520
Class F2	$0.1734
Class 529-A	$0.1514
Class 529-B	$0.0973
Class 529-C	$0.0980
Class 529-E	$0.1319
Class 529-F1	$0.1655
Class R-1	$0.1014
Class R-2	$0.1015
Class R-3	$0.1306
Class R-4	$0.1525
Class R-5	$0.1726
Class R-6	$0.1761

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	460,848
Class B	9,378
Class C	25,458
Class F1	39,358
Class F2	18,304
Total	553,346
Class 529-A	22,246
Class 529-B	1,252
Class 529-C	6,526
Class 529-E	1,100
Class 529-F1	4,533
Class R-1	972
Class R-2	11,964
Class R-3	12,146
Class R-4	8,796
Class R-5	2,982
Class R-6	24,385
Total	96,902

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.41
Class B	$13.41
Class C	$13.41
Class F1	$13.41
Class F2	$13.41
Class 529-A	$13.41
Class 529-B	$13.41
Class 529-C	$13.41
Class 529-E	$13.41
Class 529-F1	$13.41
Class R-1	$13.41
Class R-2	$13.41
Class R-3	$13.41
Class R-4	$13.41
Class R-5	$13.41
Class R-6	$13.41